Exhibit 10.19

SIXTH MODIFICATION

TO

AMENDED AND RESTATED

BUSINESS FINANCING AGREEMENT

This SIXTH MODIFICATION TO AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT (this “Modification”) is entered into as of May 9, 2025, by and between MNTN, INC. (f/k/a MNTN Digital, Inc.), a Delaware corporation (the “Borrower”) WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”).

RECITALS

A.            WHEREAS, Borrower and Lender have entered into financing arrangements as set forth in that certain Amended and Restated Business Financing Agreement, dated November 23, 2021, by and between Borrower and Lender (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Business Financing Agreement”).

B.            WHEREAS, Borrower and Lender have agreed to make certain modifications and amendments to the Business Financing Agreement set forth herein.

C.            Borrower is entering into this Modification with the understanding and agreement that, except as specifically provided herein, none of Lender’s rights or remedies as set forth in the Business Financing Agreement or any other Loan Document is being waived or modified by the terms of this Modification.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Definitions.

(a)            Interpretation. Capitalized terms used and not defined in this Modification shall have the respective meanings given them in the Business Financing Agreement.

(b)            Additional Definitions. Section 12.1 of the Business Financing Agreement is amended to add, in addition to and not in limitation thereof, the following new definitions in the appropriate alphabetical order:

“ “Benchmark Replacement” has the meaning set forth in Section 2.3 of this Agreement.

“ “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes, such as changes to the definitions of “Business Day,” any interest period, or timing and frequency of determining rates and making payments of interest, that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).”

“ “Compliance Period” means the period commencing on the date that unrestricted cash of Borrower maintained at Lender is less than $35,000,000 and ending on the date on which unrestricted cash of Borrower at Lender exceeds such amount.”

“ “Floor” means 1% per annum.”

“ “Sixth Amendment Closing Date” means May 0, 2025.”

“ “Term SOFR Rate” means the 1-month Term SOFR Reference Rate (“Term SOFR”) which is published for loans in United States Dollars by CME Group Benchmark Administration Limited and is obtained by Lender from Bloomberg Financial Services Systems with the code TSFR1M (or, if no longer available, any similar or successor publication selected by Lender). The Term SOFR Rate shall initially be determined on the date that is two U.S. Government Securities Business Days immediately before the Sixth Amendment Closing Date and shall thereafter be adjusted monthly on the first day of each calendar month to be the Term SOFR determined by Lender to be in effect on the date that is two U.S. Government Securities Business Days prior to the first day of each calendar month. In the event the Term SOFR Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Term SOFR Rate is changed, by an amount equal to such change in the Term SOFR Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.”

“ “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.”

2.            Modifications to Business Financing Agreement.

(a)            Increase Option. Section 1 of the Business Financing Agreement is amended to add the following new Section 1.13 at the end thereof:

“1.13 Increase Option.

(a)	Request for Increase. Borrower may from time to time, upon written notice to Lender, request an increase to the Credit Limit in an amount not to exceed $30,000,000 and in increments of $5,000,000 (each such increase, a “Facility Increase”). Upon each such Facility Increase the Credit Limit will be increased, on a dollar-for-dollar basis.

(b)	Approval of Increase. Lender may, but shall have no obligation to approve Borrower’s request for any Facility Increase in accordance with this Section 1.13. Any such approval shall be in writing from Lender to Borrower, shall be in the sole discretion of Lender and shall be subject to such conditions as Lender may reasonably require, including that (i) immediately prior to and after giving effect to such Facility Increase, no Event of Default shall exist, (ii) after giving effect to the Facility Increase, the Credit Limit shall not exceed $80,000,000 and (iii) concurrently with each such Facility Increase, Borrower shall pay to Lender all fees as required by Section 2 of this Agreement.”

(b)            Benchmark Replacement. Section 2 of the Business Financing Agreement is amended to add the following new Section 2.3 at the end thereof:

“2.3         Benchmark Replacement.

(a)            If Lender determines (which determination shall be conclusive absent manifest error) that either of the following has occurred: (i) Term SOFR ceases to exist or is no longer available; or (ii) a public announcement by the regulatory supervisor for the administrator of Term SOFR, or a determination reasonably made by Lender, that Term SOFR is no longer representative, then commencing on the next reset date, the interest rate hereunder shall be replaced with such alternate base rate and spread (collectively, “Benchmark Replacement”) as Lender determines in its sole discretion to be most comparable to the then-current interest rate. If the Benchmark Replacement as determined pursuant to this section would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

(b)            In connection with the implementation of a Benchmark Replacement, Lender will have the right (in consultation with the Borrower) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any Borrower or party hereto.

(c)            Bank Accounts. Section 4.15 of the Business Financing Agreement is deleted in its entirety and the following substituted therefor:

“4.15            Maintain all of its and its Subsidiaries’ (other than Foreign Subsidiaries) depository and operating accounts and investment accounts with Lender and utilize Lender’s International Banking Division for foreign currency wires, foreign exchange, hedging, swaps and letter of credit activity; provided, however, that Borrower shall be permitted to maintain (a) its existing payment processing accounts with Stripe and SwipeSum (the “Payment Processing Accounts”) so long as the balances in such accounts are swept to the Collection Account no less frequently than every five (5) business days and (b) deposit accounts with financial institutions other than Bank (the “Outside Accounts”), so long as the aggregate amount of funds on deposit in all Outside Accounts collectively does not exceed 20% of all of the average monthly cash and Cash Equivalents of the Borrower and its Subsidiaries and (ii) such Outside Accounts are, at all times, subject to a deposit account control agreement, in form and substance acceptable to Bank, duly executed by Borrower and such financial institutions where such deposit accounts are maintained. The provisions of the previous sentence shall not apply to (i) the Payment Processing Accounts, (ii) any deposit accounts located outside of the United States that are being utilized by a Foreign Subsidiary or (iii) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such.”

(d)            Adjusted Quick Ratio. Section 4.18(a) of the Business Financing Agreement is deleted in its entirety and the following substituted therefor:

“(a)            Adjusted Quick Ratio, tested as of (i) for any Reduced Reporting Period, as of the end of each calendar quarter, and (ii) for all other periods, the end of each month, not at any time less than 1.35 to 1.00; provided, that, solely after consummation of the IPO, compliance with the Adjusted Quick Ratio shall only be required during a Compliance Period, in which case such financial covenant shall be tested as of the last day of the then most recently completed fiscal period for which financial statements have been delivered and for each fiscal period end thereafter until the Compliance Period ends.”

(e)            Credit Card Limit. The definition of “Credit Card Limit” set forth in Section 12.1 of the Business Financing Agreement is deleted in its entirety and the following substituted therefor:

“Credit Card Limit” means $5,000,000 or such greater amount as is approved by Lender in writing.

(f)            Credit Limit. The definition of “Credit Limit” set forth in Section 12.1 of the Business Financing Agreement is deleted in its entirety and the following substituted therefor:

“Credit Limit” means $50,000,000, which is intended to be the maximum amount of Advances at any time outstanding as such amount may be increased from time to time pursuant to Section 1.13.

(g)            Eligible Receivable (Deferred Revenue). Clause (m) of the definition of Eligible Receivable set forth in Section 12.1 of the Business Financing Agreement is deleted in its entirety and the following substituted therefor:

“(m)            [Reserved].”

(h)            Eligible Receivable (Concentration). Clause (o) of the definition of Eligible Receivable set forth in Section 12.1 of the Business Financing Agreement is deleted in its entirety and the following substituted therefor:

“(o)            The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of thirty-five percent (35%) of Borrower's aggregate dollar amount of all outstanding Receivables.”

(i)            Finance Charge Percentage. The definition of “Finance Charge Percentage” set forth in Section 12.1 of the Business Financing Agreement is deleted in its entirety and the following substituted therefor:

““Finance Charge Percentage” means a floating rate per year equal to SOFR plus three percentage points (3.00%), plus an additional three percentage points (3.00%) during any period that an Event of Default has occurred and is continuing.”

(j)            Maturity Date. The definition of “Maturity Date” set forth in Section 12.1 of the Business Financing Agreement is hereby amended and restated in its entirety to read as follows:

“ “Maturity Date” means (a) May 28, 2029 or (b) such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.”

(k)            Prime Rate. The definition of “Prime Rate” set forth in Section 12.1 of the Business Financing Agreement is deleted in its entirety.

(l)            Reduced Reporting Period. The definition of “Reduced Reporting Period” set forth in Section 12.1 of the Business Financing Agreement is deleted in its entirety.

“ “Reduced Reporting Period” means any calendar quarter in which (a) Borrower’s unrestricted cash maintained with Lender is at least $35,000,000 at all times during such calendar quarter or (b) no Advances were outstanding in such calendar quarter.”

3.            NO DEFENSES OF BORROWER/GENERAL Release. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Modification without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising on the date hereof or hereafter under this Modification or any other Loan Document, each Releasing Party releases Lender, and each of Lender’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, in each case, that relate to, arise out of or otherwise are in connection with the Loan Documents or any of the negotiations, events or circumstances arising of or related to the Business Financing Agreement or the transactions contemplated thereby through the date of this Modification. Each Releasing Party acknowledges and agrees that they have been informed by their attorneys and advisors of, and are familiar with, and do hereby expressly waive, the provisions of Section 1542 of the California Civil Code, and any similar statute, code, law, or regulation of any state or the United States, to the full extent that they may waive such rights and benefits. Civil Code section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification and the Business Financing Agreement, and/or Lender’s actions to exercise any remedy available under the Business Financing Agreement or otherwise.

4.            CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents. In addition, Borrower represents, warrants and covenants that since the date of the Business Financing Agreement or the last modification, consent or waiver to the Business Financing Agreement, if any, none of Borrower’s officers authorized to sign this Modification have changed. Except as expressly modified pursuant to this Modification, the terms of the Loan Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Modification in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Modification shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to any subsequent modification agreements.

5.            Effectiveness of this Modification. This Modification, and the waivers provided for herein, shall become effective upon the satisfaction, as determined by Lender, of the following conditions.

(a)            Modification. Lender shall have received this Modification fully executed in a sufficient number of counterparts for distribution to all parties.

(b)            Representations and Warranties. The representations and warranties set forth herein and in the Business Financing Agreement must be true and correct.

6.            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Modification constitutes a “Loan Document” as defined and set forth in the Business Financing Agreement, and is subject to Sections 13 and 14 of the Business Financing Agreement, which are incorporated by reference herein.

7.            Notice of Final Agreement. By signing this document each party represents and agrees that: (a) this written agreement represents the final agreement between the parties, (b) there are no unwritten oral agreements between the parties, and (c) this written agreement may not be contradicted by evidence of any prior, contemporaneous, or subsequent oral agreements or understandings of the parties.

8.            Counterparts; Facsimile Signatures. This Modification may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other similar form of electronic transmission shall be deemed to be an original signature hereto.

9.            Consistent Changes. The Loan Documents are each hereby amended wherever and to the extent necessary to reflect the changes described above.

10.            Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Business Financing Agreement, as amended hereby, and the other Loan Documents effective as of the date hereof.

11.            Integration. This Modification, together with the Business Financing Agreement and the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWER:

MNTN, INC.

By:	/s/ Patrick Pohlen
Name: Patrick Pohlen
Title: Chief Financial Officer

LENDER:

WESTERN ALLIANCE BANK

By:	/s/ David Gardea
Name: David Gardea
Title: Vice President

[Signature Page to Sixth Modification to A&R Business Financing Agreement]